Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE November 5, 2014	Contact: Ike Smith Vice President - Finance (713) 243-2713

Cal Dive Reports Third Quarter 2014 Results

HOUSTON, TX – (November 5, 2014) Cal Dive International, Inc. (OTC: CDVI) (the "Company") reported a third quarter 2014 loss of $42.6 million, or $0.45 per diluted share, on revenues of $114.6 million. The results for the third quarter 2014 include a $22.6 million after-tax non-cash fixed asset impairment charge and $1.7 million in after-tax costs related to the Company's refinancing and strategic efforts in the third quarter.  This compares to a loss of $16.8 million, or $0.18 per diluted share, on revenues of $155.2 million for the third quarter 2013.  The results for the third quarter 2013 include a $13.0 million after-tax non-cash fixed asset impairment charge.

The third quarter results reflect lower utilization in Mexico as the Company had completed one of its four Pemex projects and was winding down work on a second project.  The remaining two projects are approximately 80% complete, but completion continues to be delayed as both projects are suspended by Pemex as it awaits installation of the platforms by other contractors.  As previously disclosed, the Company expected to resume work on one of the projects in September 2014.  However, based on Pemex's current project schedules, the Company now expects to resume work during the latter part of December 2014 and expects completion of these remaining two projects by the second quarter 2015.

Domestically, new construction related activity increased during the quarter compared to the prior year.  This increased activity was partially offset by the interruption of dive related work due to loop currents during the quarter, adverse weather in September 2014, and a customer delay of the start of a major pipelay project until late in the third quarter 2014.

Commenting on the Company's third quarter results, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "While the continued delays in Mexico have caused inefficiencies in our business, we did manage to successfully complete our second Pemex project in early November. However, these delays have placed significant constraints on our liquidity due to the working capital that continues to remain tied up in Mexico."

Mr. Hébert added, "We are pleased that domestic new construction activity rebounded this year.  We performed more than double the amount of new construction work in the third quarter 2014 compared to the third quarter one year ago.  Our domestic revenues increased despite the reduction related to the sale of our surface fleet in May 2014.

"We continue to work diligently on improving our business and, with the help of advisors, to pursue financing transactions, non-core asset sales and other strategic efforts aimed at restructuring the Company's capital structure.  We appreciate the continued support of our lenders, suppliers, vendors and employees through this challenging time."

Financial Highlights

•
Backlog:  Contracted backlog was $149 million as of September 30, 2014.  This compares to backlog of $249 million at December 31, 2013 and $340 million at September 30, 2013.  Of this backlog, $109 million relates to international projects with $40 million relating to projects in the U.S. Gulf of Mexico of which 40% is expected to be performed during the fourth quarter 2014.  The September 30, 2013 backlog of $340 million included $192 million related to the four Pemex projects. These projects are now 94% complete on a combined basis, and represent only $24 million of the current backlog.

•
Revenues: Third quarter 2014 revenues decreased by $40.7 million to $114.6 million compared to the third quarter 2013. International revenues decreased by 42% while domestic revenues increased by 8%. The decrease in international revenues is due to less activity in Mexico slightly offset by increased revenue in Australia and the North Sea. The increase in domestic revenues is due to increased new construction related projects, which was partially offset by a reduction in revenue related to the sale of the Company's surface diving fleet effective May 31, 2014.

•
Gross Profit (Loss): Third quarter 2014 gross loss was $2.2 million, a decrease of $12.7 million compared to gross profit of $10.4 million for the third quarter 2013.  The deterioration is primarily attributable to lower revenues in Mexico as the Company's Pemex projects have begun to wind down.

•	G&A: Third quarter 2014 G&A expense was $10.3 million, or 9.0% of revenues, compared to $11.1 million, or 7.2% of revenues, for the third quarter 2013. The decrease is due to lower headcount.

•
Interest Expense: Third quarter 2014 net interest expense increased by $3.9 million to $9.6 million compared to third quarter 2013, primarily due to higher levels of debt as a significant level of working capital continues to remain tied up in Mexico, and higher interest rate margins and fees on outstanding indebtedness.

•
Income Tax: The effective tax benefit rate for the third quarter 2014 was 30.5% compared to a tax benefit rate of 40.3% for the third quarter 2013.  The difference in the effective tax rate from the statutory rate for the third quarter 2014 is due to the mix of pre-tax profit and loss between U.S. and international taxing jurisdictions with varying statutory rates and an adjustment of the Company's international valuation allowance.

•
Balance Sheet:  As of September 30, 2014, total debt consisted of $86.25 million in convertible notes, $100.0 million under a senior secured second lien term loan and $99.8 million outstanding under the first lien revolving credit facility.  Cash and cash equivalents were $9.6 million, for a net debt position of $276.5 million at September 30, 2014, compared to a net debt position of $261.3 million at June 30, 2014 and $200.0 million at December 31, 2013.  The increase in net debt from the prior quarter is primarily due the timing of collection of a large Pemex receipt that was collected in October 2014.  The working capital outstanding on the Pemex projects was $60.0 million at September 30, 2014.  Total debt presented on the consolidated balance sheet at September 30, 2014 is net of a debt discount of $15.4 million on the Company's convertible debt.

Conference Call Information

Cal Dive's conference call has been scheduled for 9:00 a.m. Central Time tomorrow, November 6, 2014.  The teleconference dial-in numbers are:  (866) 953-6856 (domestic), (617) 399-3480 (international), passcode 64247475. The Company will post the slide presentation prior to the conference call.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately three hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 89353879.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including the Company's significant indebtedness and constraints on the Company's liquidity, the impact the delisting of the Company's common stock from the NYSE may have on the liquidity and market price of its common stock and on its ability to conduct equity financings and access the public capital markets, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenues	$114,583	$155,246	$355,376	$357,151
Cost of sales	116,802	144,800	381,245	355,592
Gross profit (loss )	(2,219)	10,446	(25,869)	1,559
General and administrative expenses	10,273	11,140	31,881	33,851
Other items	2,656	-	2,656	-
Provision for doubtful accounts	1,279	-	10,787	-
Asset impairments	34,826	20,041	36,773	20,166
(Gain) loss on sale of assets, net	708	(314)	(8,209)	(3,437)
Operating loss	(51,961)	(20,421)	(99,757)	(49,021)
Interest expense, net	9,571	5,677	23,156	14,939
Interest expense - adjustment to conversion feature of convertible debt	-	-	-	(6,362)
Loss on early extinguishment of debt	-	-	4,652	-
Other (income) expense, net	(212)	337	8	792
Loss before income taxes	(61,320)	(26,435)	(127,573)	(58,390)
Income tax benefit	(18,685)	(10,643)	(42,586)	(21,334)
Net loss	(42,635)	(15,792)	(84,987)	(37,056)
Income (loss) attributable to noncontrolling interest	(6)	1,008	(232)	(938)
Loss attributable to Cal Dive	$(42,629)	$(16,800)	$(84,755)	$(36,118)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.45)	$(0.18)	$(0.89)	$(0.39)

Weighted average shares outstanding:
Basic and diluted	95,224	93,793	95,146	93,775

Other financial data:
Depreciation and amortization	$13,547	$13,710	$41,803	$41,521
Non-cash stock compensation expense	778	1,457	3,206	4,311
Severance	52	-	1,397	-
Adjusted EBITDA	1,395	13,442	(2,911)	17,123

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2014	2013
ASSETS	(unaudited)

Current assets:
Cash	$9,575	$12,190
Accounts receivable, net	186,968	180,582
Other current assets	40,919	37,271
Total current assets	237,462	230,043

Net property and equipment	311,060	388,580

Other assets, net	22,471	32,059

Total assets	$570,993	$650,682

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$88,968	$114,663
Other current liabilities	32,295	33,342
Current maturities of long-term debt	270,671	13,989
Total current liabilities	391,934	161,994

Long-term debt	-	179,464
Other long-term liabilities	19,507	67,207
Total liabilities	411,441	408,665

Total equity	159,552	242,017

Total liabilities and equity	$570,993	$650,682

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended September 30, 2014 and 2013
(in thousands)

          In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other items and adjustments in its definition of Adjusted EBITDA outlined below.  The Company uses Adjusted EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  Adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income and other income data prepared in accordance with GAAP. Furthermore, Adjusted EBITDA presentations may vary among companies; thus, the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

          The Company believes Adjusted EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses Adjusted EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

          The following table presents a reconciliation of income (loss) attributable to Cal Dive to Adjusted EBITDA, which is the most directly comparable GAAP financial measure of the Company's operating

(all amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Loss attributable to Cal Dive	$(42,629)	$(16,800)	$(84,755)	$(36,118)
Net interest expense	9,571	5,677	23,156	14,939
Interest expense - conversion feature adjustment	-	-	-	(6,362)
Income tax benefit	(18,685)	(10,643)	(42,586)	(21,334)
Depreciation & amortization	13,547	13,710	41,803	41,521
EBITDA	$(38,196)	$(8,056)	$(62,382)	$(7,354)

Non-cash stock compensation expense	778	1,457	3,206	4,311
Non-cash impairment charges	34,826	20,041	36,773	20,166
Other items	2,656	-	2,656	-
Loss on debt extinguishment	-	-	4,652	-
Provision for doubtful accounts	1,279	-	10,787	-
Severance charges	52	-	1,397	-
Adjusted EBITDA	$1,395	$13,442	$(2,911)	$17,123

	As of 9/30/14
Total Debt (1)	$286,050
Less: Cash	(9,575)
Net Debt	$276,475

(1) Total debt consists of outstanding balances on a revolver, second lien secured term loan and the principal amount of convertible debt.